December 21, 1999


Office of Records
Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20546

     Re:  Dreyfus Worldwide Dollar Money Market Fund, Inc.
          File No. 811-5717


Gentlemen:

     Transmitted is one (1) copy of the Annual Report to Shareholders for the above-referenced Fund as of October 31, 1999 filed pursuant to the provisions of Section 30 of the Investment Company Act of 1940, as amended.

                                   Very truly yours,



                                   Lisa R. Savitzky


LRS\
Enclosure

Copy for filing to:
National Association of Securities Dealers, Inc.
Attn: Advertising Department